EXHIBIT 2.20

Execution Copy

ELAINE SOFTWARE LICENSE AND SERVICES AGREEMENT

This Elaine Software License and Services Agreement (“Agreement”) is executed June 3, 2003 (the “Execution Date”) and effective as of December 3, 2001 (the “Effective Date”), by and between PalmSource, Inc. (“PalmSource”), a Delaware corporation with a place of business at 1240 Crossman Avenue, Sunnyvale, CA 94089, PalmSource Overseas Limited, a company organized and existing under the laws of Cayman Islands, with its registered office at West Wing Building, Harbour Drive, George Town, Grand Cayman, Cayman Islands, British West Indies (referred to individually as “PalmSource Cayman” or collectively with PalmSource, Inc. as “PalmSource”) and Palm, Inc., a Delaware corporation with a place of business at 400 N. McCarthy Blvd., Milpitas, CA 95035, and its Wholly Owned Subsidiaries (as defined below) (referred to collectively with Palm, Inc. as “Palm” or “Licensee”).

RECITALS

A. WHEREAS, the Board of Directors of Palm has determined that it is in the best interest of Palm and its stockholders to separate Palm’s existing businesses into two independent businesses and have the current business of the Palm platform solutions group conducted through a wholly-owned subsidiary, PalmSource;

B. WHEREAS, as part of the foregoing, Palm and PalmSource have entered into a Master Separation Agreement effective as of December 3, 2001, which provides for, among other things, the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

C. WHEREAS, also as part of the foregoing, PalmSource or its suppliers are the owners of a certain server software known as the Elaine Software, as more particularly described in Section 1 of Exhibit A; and

D. WHEREAS, Palm desires to obtain a license to use the Elaine Software for the provision of services to its wireless subscribers and is willing to provide a proxy server for other users of PalmSource compatible devices, including customers using devices from other licensees of the PalmSource operating system. PalmSource is willing to grant to Palm such a license provided that Palm continues to support and maintain a proxy server using the Elaine Software on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

1. Definitions

1.1 “API” means the set of documented access methods through which the programmatic services provided by the Elaine Software are made available to licensees and application developers. Such access methods include, without limitation, header files, events, network communications, macro and scripting languages, function calls and library routines.

1.2 “Change of Control” means, with respect to a given entity, any transaction or series of related transactions that would occasion: (i) the sale or lease of all or substantially all of an entity’s business or assets; (ii) any merger, consolidation, share exchange, recapitalization, business combination or other transaction resulting in the exchange of the outstanding shares of an entity for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the stockholders of such entity as of the date prior to the closing date of such transaction (or series of related transactions) hold more than fifty percent (50%) of the voting securities in the surviving corporation in such transaction computed on a fully diluted basis; or (iii) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the United States Securities Exchange Act of 1934) having been formed that beneficially owns or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the outstanding voting securities of an entity.

1.3 “Confidential Information” means that information of either party (“Disclosing Party”) which is disclosed to the other party (“Receiving Party”) pursuant to this Agreement in written form and marked “Confidential,” “Proprietary” or similar designation, or if orally disclosed, that information which the Receiving Party should reasonably discern, by an objective examination of the disclosure and the surrounding facts and circumstances, to be confidential in nature. In addition, Licensee Confidential Information shall be deemed to include information pertaining to the Palm.net Business which (i) is not otherwise in the public domain and of which Licensee actively undertakes to restrict or control the disclosure to third parties in a manner intended to maintain confidentiality and (ii) is known to or in the possession of PalmSource as of the Separation Date. In addition, PalmSource Confidential Information shall be deemed to include information pertaining to the Elaine Software, Elaine Software Documentation, Elaine Software Source Code and Elaine Software Source Code Documentation which (i) is not otherwise in the public domain and of which PalmSource actively undertakes to restrict or control the disclosure to third parties in a manner intended to maintain confidentiality and (ii) is known to or in the possession of Licensee as of the Separation Date. Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, product plans, sales and marketing plans and business information. References to PalmSource as a Receiving Party or a Disclosing Party shall also include all of PalmSource’s present and future subsidiaries, subject to the restrictions contained in this Agreement. References to Licensee as a Receiving Party or a Disclosing Party shall also include all of Licensee’s present and future Subsidiaries (other than PalmSource), subject to the restrictions contained in this Agreement.

1.4 “Derivative Works” means any software programs, and copies thereof, which are developed by Licensee and which incorporate or contain any modifications of any part of the Elaine Software delivered by PalmSource hereunder, including without limitation any revision, modification, translation (including compilation or recapitulation by computer), abridgement, condensation, expansion, or any other form in which the Elaine Software may be recast, transformed or adapted, and that, if prepared without PalmSource’s authorization, would constitute a copyright infringement of the Elaine Software.

1.5 “Elaine Software” means that certain server software described in Section 1 of Exhibit A attached hereto. Elaine Software includes any Updates, Upgrades or New Versions of the foregoing released by PalmSource, in its sole discretion, during the term of this Agreement.

1.6 “Elaine Software Documentation” means the documentation related to the Elaine Software that is listed in Section 2 of Exhibit A attached hereto, if any. Elaine Software Documentation includes any Updates, Upgrades or New Versions of the foregoing released by PalmSource, in its sole discretion during the term of this Agreement.

1.7 “Elaine Software Source Code” means the source code for the Elaine Software.

1.8 “Elaine Software Source Code Documentation” means the technical documentation relating to Elaine Software Source Code.

1.9 “Licensee Proxy Services” shall have the meaning set forth in Exhibit C (Proxy Services).

1.10 “Majority Owned Subsidiary” means a Subsidiary other than a Wholly Owned Subsidiary.

1.11 “New PalmSource Licensees” means licensees who (i) first obtain a license from PalmSource to the PalmSource operating system after the Effective Date and (ii) distribute wireless or wireless-capable devices which access the Third Party Proxy Services using the PalmSource operating system. “New PalmSource Licensees” do not include Handspring, Sony, Palm, Inc., or any other licensee, VAR, OEM or distributor who sells PalmSource compatible devices as of the Effective Date, whether or not such entity renews its license after the Effective Date or enters into a new license for the PalmSource operating system.

1.12 “Net Proceeds” means the gross proceeds received by Licensee from a sale of the assets directly and primarily used to operate the Palm.Net Business (and involving a transfer of Licensee’s rights and obligations under this Agreement to the purchaser of such assets), less all direct expenses incurred by Licensee (excluding overhead and any indirect expenses) in connection with such sale, including, without limitation, attorneys’ fees, fees of accountants, investment bankers and other professionals. Amounts held in escrow shall not be deemed received by Licensee until released from escrow.

1.13 “New Version” means a new release of the Elaine Software for which the number to the left of the decimal point is increased. For example, Elaine Software version 5.0 would be a New Version following Elaine Software version 4.x.

1.14 “Palm.net Business” means the portion or division of Licensee commonly referred to as “Palm.net”.

1.15 “Proxy Services” means the Licensee Proxy Services and the Third Party Proxy Services.

1.16 “Separation Date” means 12:01 a.m., Pacific Standard Time, December 3, 2001.

1.17 “Software License Agreement” means the Software License Agreement between the parties dated December 3, 2001.

1.18 “Subsidiary” means a corporation, partnership, joint venture, or other entity:

(a) more than fifty percent (50%) of whose outstanding shares of securities (representing the right to vote for the election of, directors or other managing authority) are now or hereafter under the direct or indirect ownership or control of Licensee; or

(b) which does not have outstanding shares or securities, but more than fifty percent (50%) of the ownership interest representing the right to make the decisions for such corporation, company, or other entity is now or hereafter under the direct or indirect ownership or control of Licensee;

but such corporation, partnership, joint venture, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.19 “Test Criteria” means test criteria which may be mutually adopted by PalmSource and Licensee for determining compatibility of the Elaine Software as further described in Exhibit B (Test Criteria).

1.20 “Third Party Proxy Services” shall have the meaning set forth in Exhibit C (Proxy Services).

1.21 “Update” means a bug fix, workaround, or patch to correct any reproducible error in the Elaine Software for which the number to the right of the second decimal point is increased. For example, Elaine Software 4.0.1 would be an Update to Elaine Software 4.0.

1.22 “Upgrade” means a new release of the Elaine Software which, for reason of additional functionality, the number to the right of the decimal point is increased. For example, Elaine Software 4.1 would be an Upgrade to Elaine Software 4.0.

1.23 “Wholly Owned Subsidiary” means a Subsidiary in which Licensee has at least a ninety percent (90%) economic interest and:

(a) more than ninety percent (90%) of whose outstanding shares of securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter under the direct or indirect ownership or control of Licensee; or

(b) which does not have outstanding shares or securities, but more than ninety percent (90%) of the ownership interest representing the right to make the decisions for such corporation, company, or other entity is now or hereafter under the direct or indirect ownership or control of Licensee;

but such corporation, partnership, joint venture, or other entity shall be deemed to be a Wholly Owned Subsidiary only so long as such economic interest and ownership or control exists.

2. Licenses

2.1 License. Subject to the terms and conditions of this Agreement, PalmSource hereby grants to Licensee a worldwide, limited, non-exclusive, non-transferable (except as specified in Section 14.8), fully-paid, royalty-free license to use and reproduce the Elaine Software, in object code format, and the Elaine Software Documentation to provide the Proxy Services, including without limitation the Third Party Proxy Services and the Licensee Proxy Services.

2.2 [This Section intentionally deleted]

2.3 Consent Required to Use Some Third Party Contractors.

(a) [This Section intentionally deleted]

(b) Third Party Contractors. Licensee shall have the right to sublicense certain of its rights under Section 2.1 (Licenses) and certain obligations under Section 4 to its contractors to permit such contractors to assist Licensee in providing the Proxy Services, including without limitation the contractors specified in Exhibit F (Approved Contractors). No contractors, including without limitation the contractors specified in Exhibit F, shall be entitled to access any Elaine Software Source Code or Elaine Software Source Code Documentation under Section 2.8 unless the respective contractor is expressly authorized in writing to do so by PalmSource (“Authorized Contractor”). PalmSource will evaluate and respond to each such request within ten (10) business days. PalmSource will not unreasonably withhold, condition or delay approval of such contractors, provided that no sublicensing shall be permitted unless and until expressly approved in writing by PalmSource. If PalmSource fails to respond within such ten (10) business day period, the request shall be deemed approved.

(c) Wholly Owned Subsidiaries. Licensee shall have the right to sublicense its rights under Section 2.1 above and its obligations under Section 4 below to its Wholly Owned Subsidiaries, provided that (i) Licensee notifies PalmSource in writing in advance, and (ii) the Wholly Owned Subsidiary agrees in writing to comply with the terms and conditions of this Agreement.

(d) Majority Owned Subsidiaries. Licensee shall have the right to sublicense its rights under Section 2.1 above and its obligations under Section 4 below to its Majority Owned Subsidiaries, provided that (i) Licensee notifies PalmSource in writing in advance, (ii) Licensee also licenses its own significant technology and intellectual property rights to such Majority Owned Subsidiary in such sublicense, (iii) Licensee applies the same level of protection to PalmSource’s technology and intellectual property as it applies to Licensee’s own technology and intellectual property (in addition to the protections required under this Agreement, including without limitation Sections 7 and 10), (iv) Licensee does not provide access to or grant any rights to any Elaine Software Source Code or Elaine Software Source Code Documentation, and (v) the Majority Owned Subsidiary agrees in writing to comply with the terms and conditions of this Agreement, including without limitation providing PalmSource audit rights and other protections set forth in this Agreement.

(e) Limitations. Except as expressly specified in this Section 2.3 or otherwise approved in writing by PalmSource, Licensee shall have no right to, and shall not, sublicense any of its rights under this Agreement.

2.4 No Reverse Compiling. Licensee shall not reverse compile, disassemble or otherwise attempt to derive the source code to the Elaine Software.

2.5 Inspection Rights. No more than once per calendar year, an independent qualified third party selected by PalmSource and approved by License shall have the right, upon reasonable advance notice and during regular business hours, to inspect Licensee’s books, records and facilities with respect to the use of the Elaine Software, Elaine Software Documentation, Elaine Software Source Code and/or Elaine Source Code Documentation hereunder and to receive samples of the Proxy Services in order to verify that (i) such use is within the scope of this Agreement, (ii) there are appropriate security procedures to protect PalmSource’s Confidential Information, (iii) Licensee is in compliance with Section 2.4 (No Reverse Compiling), and (iv) Licensee is in compliance with its other obligations under Section 2 of this Agreement, including, but not limited to, those other obligations set forth in Section 2.8 (Source Code). Licensee shall secure similar rights with respect to any contractors for whom Licensee is required to obtain permission from PalmSource under Section 2.3 (Consent Required to Use Some Third Party Contractors) above and will exercise such rights and provide the results of such inspection to PalmSource upon the reasonable request of PalmSource.

2.6 No Other Licenses. Except as specifically set forth in this Agreement, no other licenses are granted by PalmSource to Licensee, by implication, estoppel or otherwise.

2.7 Limitations on Scope of Agreement. Notwithstanding the other terms and conditions of this Agreement, the rights granted to Licensee under this Agreement do not, and will not, include any right or license to provide Proxy Services outside of the scope of the services generally described on Exhibit C (Proxy Services).

2.8 Source Code.

(a) License. Subject to the terms and conditions of this Agreement, PalmSource hereby grants to Licensee a limited, non-exclusive, non-transferable (subject to Section 14.8 below), fully-paid license to (i) modify and prepare derivative works of the Elaine Software Source Code, (ii) compile the modified and/or derivative works of such code into object code, and (iii) use and reproduce any such modifications and derivative works in object code form only to the same extent that Licensee is permitted to do so with respect to the Elaine Software pursuant to Section 2.1 above.

(b) Limitations of License. Except as otherwise permitted herein, Licensee shall have no right to (i) sublicense any of its rights granted under this Sections 2.8 to any third party, (ii) incorporate any Elaine Software Source Code or Elaine Software Source Code Documentation in any technology or products of Licensee or of any third party, (iii) disclose any Elaine Software Source Code or Elaine Software Source Code Documentation to any third party, other than its contractors who are approved by PalmSource for such purposes under Section 2.3(b) and are bound by non-disclosure obligations at least as protective of PalmSource as subsection (e) and Section 10.1 below, (iv) use or reproduce any Elaine Software Source Code or Elaine Software Source Code Documentation other than as permitted by subsection 2.8(a) above, or (v) modify (except as expressly set forth in Section 2.8(a)) or distribute any Elaine Software Source Code or Elaine Software Source Code Documentation in any manner.

(c) Confidentiality. Elaine Software Source Code and Elaine Software Source Code Documentation shall be deemed Confidential Information of PalmSource for purposes of this Agreement, regardless of whether or not it is so marked. PalmSource shall use its commercially reasonable efforts to mark such materials as confidential. Except as permitted in this Agreement, Licensee shall not use, make, have made, distribute or disclose any copies of the Elaine Software Source Code or Elaine Software Source Code Documentation, in whole or in part, or the information contained therein without the prior written authorization of PalmSource. Upon the termination or expiration of this Agreement, Licensee will deliver such Elaine Software Source Code and Elaine Software Source Code Documentation, and any materials containing the information therein, to PalmSource in accordance with the provisions of Section 13.4. Licensee shall inform its employees and Authorized Contractors having access to it of Licensee’s limitations, duties and obligations regarding nondisclosure and limited copying and shall obtain or have obtained their written agreement to comply with such limitations, duties and obligations. The parties acknowledge and agree that the provisions of Licensee’s current employee agreement satisfy its obligations under the foregoing sentence with respect to employees. Licensee shall limit access to Elaine Software Source Code and Elaine Software Source Code Documentation on a need-to-know basis and shall maintain accurate and complete records of all contractors and employees having access together with copies of such contractors’ and employees’ written agreements; such persons shall be the only persons entitled to access to the Elaine Software Source Code and Elaine Software Source Code Documentation. Licensee is not required to maintain such records for source code access prior to the Effective Date and will have a period of up to one hundred and eighty (180) days from the Effective Date to implement such procedures as reasonably required by Licensee. Upon reasonable notice, PalmSource may audit such records during regular business hours and no more than once per calendar year.

(d) Prohibition on Making Certain Changes to the Elaine Software Source Code. Palm agrees not change the Elaine Software Source Code in a manner that, when compiled into object code and used by Palm to provide the Proxy Services hereunder, prevents the ability of third party handheld or mobile computing devices that operate the Palm OS and are existing as of the Execution Date to access and receive the Third Party Proxy Services in a similar manner to that in effect immediately prior to the Execution Date.

(e) PalmSource’s Right to Modify/Replace Source Code. Licensee agrees that any access to any Elaine Software Source Code and Elaine Software Source Code

Documentation will not limit or restrict PalmSource’s right to modify or replace such Elaine Software Source Code and Elaine Software Source Code Documentation in future versions of the Elaine Software.

(f) Procedures Governing Access to Elaine Software Source Code and Elaine Software Source Code Documentation. Promptly following the Execution Date, PalmSource will deliver to Licensee a complete and current copy of the Elaine Software Source Code and Elaine Software Source Code Documentation on a CD-ROM.

2.9 Termination of Certain Rights and Obligations.

(a) Acquisition of Licensee by Competitor of PalmSource. In the event that one or more Competitors of PalmSource acquires fifty percent (50%) or more of the voting equity stock of Licensee such that fifty percent (50%) or more of the voting equity stock of Licensee is owned and/or controlled (directly or indirectly) by one or more Competitors of PalmSource (as defined below), then Section 2.8 (Source Code) shall automatically terminate. In such case, the parties shall negotiate in good faith terms and conditions under which PalmSource will provide support for the Elaine Software. For purposes of this Section 2.9 only, a “Competitor of PalmSource” means any entity that develops, manufactures and/or distributes: (i) operating system software for a handheld or mobile computing device on a stand-alone basis; and/or (ii) a handheld or mobile computing device, unless such entity has adopted or agrees in writing to and does adopt and implement the PS OS Software (as defined in the Software License Agreement) as its primary operating system for all or substantially all of its new devices on a going forward basis within 180 days after the close of such acquisition.

(b) Acquisition of PalmSource by Competitor of Licensee. In the event that one or more Competitors of Licensee acquires greater than fifty percent (50%) or more of the voting equity stock of PalmSource such that greater than fifty percent (50%) or more of the voting equity stock of PalmSource is owned and/or controlled (directly or indirectly) by one or more Competitors of Licensee (as defined below), then, Licensee’s obligation to use commercially reasonable efforts to provide the Third Party Proxy Services shall automatically terminate. For purposes of this Section 2.10 only, a “Competitor of Licensee” means a company whose principle business is one of the following: 1) any company engaged in the manufacturing and selling of personal digital assistants or PDAs (also known as handheld computers or palmtops); 2) any company engaged in the manufacturing and selling of mobile computing products, specifically laptop, notebook, or sub-notebook computers; 3) any company engaged in the manufacturing and selling of mobile telephone products which combine the features of a mobile phone with those of a PDA; 4) any company engaged in the manufacturing and selling of two-way text messaging devices; and 5) any company engaged in the manufacturing and selling of software applications designed to enable access to enterprise databases and/or email content with a PDA or similar device, either wirelessly or via wireline synchronization.

3. Delivery

Following execution of this Agreement by both parties, PalmSource will deliver to Licensee a complete and current set of the deliverables specified in Exhibit A (PalmSource Deliverables).

4. Licensee Obligations.

4.1 Services to be Provided by Licensee.

(a) Third Party Proxy Services. During the term of this Agreement, Licensee will use commercially reasonable efforts to provide, support and maintain the Third Party Proxy Services using the Elaine Software. Licensee shall make such Third Party Proxy Services generally available to all users of licensed PalmSource compatible devices. Such Third Party Proxy Services shall be provided without charge to PalmSource or any licensee or customer of PalmSource (direct or indirect), except as specified in subsection (b) below. Notwithstanding the foregoing provisions of this subsection (a), in the event that Licensee desires to cease providing all Palm.net Business to customers during the term of this Agreement, then Licensee shall provide PalmSource at least ninety (90) days prior written notice before ceasing to provide the services of the Palm.net Business to customers. In such case, Licensee shall also provide PalmSource with a copy of the then-current Elaine Software Source Code, if Licensee has made changes thereto during the term of this Agreement.

(b) Incremental Capacity. PalmSource may, in its reasonable determination, request Licensee to install additional server equipment to run the Elaine Software in order to expand the Third Party Proxy Services for (i) New PalmSource Licensees, or (ii) existing PalmSource licensees who, during the term of this Agreement, begin to use new PalmSource products (which are not upgrades or new versions of PalmSource or PalmSource subsidiary products that exist as of the Effective Date) the use of which will require the installation of additional server equipment in order to run the Third Party Proxy Services. In such event, Licensee shall add, support and maintain the requested server equipment so long as PalmSource agrees to pay the incremental, actual, out-of-pocket costs incurred by Licensee to expand the Third Party Proxy Services to the extent reasonably required specifically to support such New PalmSource Licensees or new PalmSource products used by existing licensees (“Incremental Costs”). In no event shall the Incremental Costs include any markup over Licensee’s actual costs. Licensee shall use reasonable efforts to minimize the Incremental Costs. Prior to incurring any Incremental Costs, Licensee shall notify PalmSource in writing and the parties shall agree upon the amounts to be reimbursed by PalmSource. If the parties are unable to agree, License shall be under no obligation to purchase or install such additional server equipment. Except as so agreed in writing in advance, PalmSource shall not be required to reimburse any costs or expenses incurred by Licensee in connection with the Third Party Proxy Services or the expansion thereof. All agreed reimbursements will be paid by PalmSource within forty-five (45) days after the date of invoice.

5. Support for the Elaine Software to be Provided by PalmSource; Updates, Upgrades, and New Versions

5.1 Support for the Elaine Software to be Provided by PalmSource. PalmSource shall provide support for the Elaine Software in accordance with Exhibit E (PalmSource Support of the Elaine Software).

5.2 Updates, Upgrades and New Versions. During the term of this Agreement PalmSource will deliver to Licensee any Updates, Upgrades and New Versions to the Elaine

Software, if any, within thirty (30) days after any PalmSource production releases thereof; provided that PalmSource shall not be required to develop or release any Updates, Upgrades and New Versions under this Agreement. Upon delivery of any such Updates, Upgrades and New Versions to Licensee, the license granted to Licensee pursuant to Section 2.1 above shall be deemed to include such Updates, Upgrades and New Versions, as applicable.

5.3 [This Section Intentionally Deleted.]

5.4 New Versions. Unless Licensee has a material and commercially reasonable justification for not using a New Version, Licensee agrees to use a New Version provided by PalmSource within a reasonable period of time, but not less than ninety (90) days, after the delivery of such New Version by PalmSource.

6. Marketing; Publicity

6.1 Marketing. [This Section Intentionally Deleted.]

6.2 Publicity. Neither party shall disclose the terms of this Agreement to any third party, other than its financial or legal advisors, or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment.

7. Proprietary Rights

7.1 Title. Licensee acknowledges that the Elaine Software, Elaine Software Documentation, Elaine Software Source Code and Elaine Source Code Documentation are considered by PalmSource to be valuable trade secrets of PalmSource or its suppliers. PalmSource or its suppliers shall be the sole and exclusive owner of the Elaine Software, Elaine Software Documentation, Elaine Software Source Code and Elaine Source Code Documentation.

7.2 Proprietary Rights Notices. Licensee agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Elaine Software, Elaine Software Documentation, Elaine Software Source Code and Elaine Source Code Documentation delivered to Licensee under this Agreement.

7.3 [This Section Intentionally Deleted]

7.4 PalmSource Source Code. Licensee acknowledges that Elaine Software Source Code and Elaine Software Source Code Documentation are valuable trade secrets and Confidential Information of PalmSource. PalmSource shall be the sole and exclusive owner of the Elaine Software Source Code and Elaine Software Source Code Documentation. Licensee agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Elaine Software Source Code or Elaine Software Source Code Documentation. Further, PalmSource

shall own all right, title and interest in and to all Derivative Works and discrete modifications to the Elaine Software Source Code and Elaine Software Source Code Documentation made by or for Licensee (together with Derivative Works, the “Licensee Modifications”) and shall be permitted, in its sole discretion, to use and license such Licensee Modifications for any and all purposes whatsoever and to take all reasonable and necessary steps to protect all intellectual property rights embodied in such Licensee Modifications. Licensee hereby irrevocably transfers, conveys and assigns to PalmSource its rights in the Licensee Modifications as set forth below in Section 7.5 (Further Assurances). Licensee shall provide to PalmSource, within sixty (60) days of the end of each fiscal quarter of this Agreement, a list and detailed description of all Licensee Modifications created by Licensee during the preceding quarter. Upon thirty (30) days written notice from PalmSource, Licensee shall provide to PalmSource, in both source code and object code formats, any Licensee Modifications that PalmSource requests. PalmSource acknowledges that Licensee, through its employees and contractors who have had access to the Elaine Software Source Code and Elaine Software Source Code Documentation, may independently develop software products (including without limitation device applications similar to the Elaine Software) that are not Licensee Modifications and that PalmSource shall have no right, title, or interest in or to such products by reason of this Section 7.4.

7.5 Further Assurances. Licensee agrees to assign and does hereby expressly assign, and agrees to ensure that Licensee’s employees, agents and subcontractors assign, to PalmSource all right, title and interest worldwide in and to the Licensee Modifications, regardless of the medium, with regard to the copyright, patent, trade secret, mask work and other intellectual property rights associated therewith (including, without limitation, all adaptation, marketing, modification, patrimonial, representation, reproduction and translation rights), except for the moral right but only to the extent that it is inalienable as per Sections L.121-1 and L.121-7 of the French Intellectual Property Code (“Code de la Propriete Intellectuelle”), if such French law is applicable. In this regard, Licensee will ensure that Licensee’s employees, agents and subcontractors appropriately waive any and all claims and assign to PalmSource any and all interest, right and title in and to the Licensee Modifications, worldwide, including, without limitation, the copyright, patent and trade secret rights associated therewith (except for the limited inalienable moral right under French law as described above if such French law is applicable). During and after the term of this Agreement, Licensee will assist PalmSource in every reasonable way, at PalmSource’s expense, to defend, maintain, perfect, register and secure for PalmSource’s benefit all copyrights, patent rights, mask work rights, trade secret rights, and other proprietary rights in and to the Licensee Modifications. Licensee hereby irrevocably agrees not to assert against PalmSource or its direct or indirect customers, assignees or sublicensees, any claim of intellectual property rights of Licensee affecting the Licensee Modifications. Licensee shall retain a world-wide, non-exclusive, non-terminable (except with respect to termination of the license to the underlying rights), perpetual, transferable, fully-paid, royalty-free license to use, reproduce, sublicense and distribute the Licensee Modifications in any manner, subject to PalmSource’s underlying rights in the Elaine Software and provided that any Derivative Works or Confidential Information in the Licensee Modifications shall be subject to the terms and conditions which apply to the Elaine Software under this Agreement.

8. Warranty

8.1 [This Section Intentionally Deleted]

8.2 Warranty Disclaimer. NEITHER PARTY NOR THEIR SUPPLIERS MAKE ANY WARRANTIES, TERMS OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ELAINE SOFTWARE, THE ELAINE SOFTWARE DOCUMENTATION, THE PROXY SERVICES, THE LICENSEE PROXY SERVICES OR AS TO ANY OTHER MATTER WHATSOEVER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND THE ELAINE SOFTWARE, ELAINE SOFTWARE DOCUMENTATION, THE PROXY SERVICES, THE LICENSEE PROXY SERVICES AND ALL OTHER ITEMS FURNISHED OR MADE AVAILABLE HEREUNDER ARE PROVIDED “AS IS”. IN ADDITION, EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, COURSE OF DEALING AND COURSE OF PERFORMANCE. Licensee does not warrant that the Proxy Services will meet PalmSource’s needs or requirements, or that the Proxy Services will be uninterrupted or error-free or available at any particular time.

8.3 Licensee Product Warranty. Without limiting the foregoing: (a) Licensee shall be solely responsible for any customer warranties provided by Licensee to any customers of the Licensee Proxy Services; and (b) PalmSource shall be solely responsible for any customer warranties provided by PalmSource to any customers of the Third Party Proxy Services.

9. Indemnification

9.1 By PalmSource for Infringement.

(a) Elaine Software and Elaine Software Documentation. PalmSource shall, at its own expense, defend and pay any settlements entered into by PalmSource or damages awarded against Licensee and Licensee’s Subsidiaries (collectively “Licensee Indemnitees”) from and against any claims or suits made or brought against a Licensee Indemnitee alleging that the Elaine Software (which term, for purposes of this Section 9.1, shall also include the Elaine Software Source Code) or Elaine Software Documentation, as delivered hereunder and solely when used within the scope of this Agreement, infringe any third party: (i) patents in the U.S., European Union, Japan, Canada, or Australia or other countries mutually agreed in writing, (ii) copyrights or trade secrets worldwide, or (iii) registered trademark rights in the United States, Canada, Australia, Japan, Switzerland and the European Union.

(b) Indemnity Procedures and Limitations. The indemnity provided for in this Section 9.1 is contingent upon PalmSource being promptly notified, rendered reasonable assistance by Licensee as required, and permitted to direct the defense or settlement negotiations. PalmSource shall have no liability for any infringement to the extent arising from: (i) the integration or combination of any Elaine Software or Elaine Software Documentation with any other software, services, materials or products not integrated or combined by or for PalmSource, if the infringement would have been avoided in the absence of such integration or combination; (ii) the use of other than a current unaltered release of the software available from PalmSource, if the infringement would have been avoided by the use of the then-current release, and if PalmSource has provided such current release to Licensee; or (iii) modifications to any Elaine Software or Elaine Software Documentation made by anyone other than PalmSource, including, but not limited to, the Licensee Modifications.

(c) Remedies. In the event that PalmSource reasonably believes that the use of any Elaine Software or Elaine Software Documentation is likely to be enjoined, or in the event PalmSource reasonably believes that any Elaine Software or Elaine Software Documentation may be subject to an infringement claim, PalmSource may, at its option, either: (i) substitute substantially functionally equivalent non-infringing Elaine Software or Elaine Software Documentation, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains substantially functionally equivalent; (iii) obtain for Licensee, at PalmSource’s expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, PalmSource may terminate this Agreement as to the infringing item. THIS SECTION 9.1 STATES LICENSEE’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

9.2 By Licensee for Infringement.

(a) Licensee Modifications. Licensee shall, at its own expense, defend and pay any settlements entered into or damages awarded against PalmSource and PalmSource’s Subsidiaries, (collectively “PalmSource Indemnitees”) from and against any claims or suits arising from the Licensee’s willful or negligent failure to perform the Third Party Proxy Services in accordance with the provision of Exhibit D (Service Level Agreement for Third Party Proxy Services) while Licensee is providing the Third Party Proxy Services hereunder or alleging that the Licensee Modifications infringes any third party: (i) patents in the U.S., European Union, Japan, Canada, or Australia or other countries mutually agreed in writing, (ii) copyrights or trade secrets worldwide, or (iii) registered trademark rights in the United States, Canada, Australia, Japan, Switzerland and the European Union.

(b) Indemnity Procedures and Limitations. The indemnity provided for in this Section 9.2 is contingent upon Licensee being promptly notified, rendered reasonable assistance by PalmSource as required, and permitted to direct the defense or settlement negotiations. Licensee shall have no liability for any infringement to the extent arising from the circumstances under which PalmSource is obligated to indemnify Licensee pursuant to Section 9.1. Further, to the extent any claim or suit is based on PalmSource’s use of the Licensee Modifications, Licensee shall have no liability for any infringement to the extent arising from: (i) the integration or combination of any Licensee Modifications with any other software, services, materials or products not integrated or combined by Licensee, if the infringement would have been avoided in the absence of such integration or combination; (ii) the use of other than a current unaltered release of the Licensee Modifications available from Licensee, if the infringement would have been avoided by the use of the then-current release, and if Licensee has provided such current release to PalmSource; or (iii) modifications to any Licensee Modifications made by anyone other than Licensee. Licensee shall have no liability under the indemnity provided for in Section 9.2(a) for contractual obligations between PalmSource and third parties unless Licensee has been provided a copy of the applicable agreement containing the obligation and agreed in writing to be responsible for the same under the indemnity provided for in Section 9.2(a).

(c) Remedies. In the event that Licensee reasonably believes that PalmSource’s use of any Licensee Modification is likely to be enjoined, or in the event Licensee reasonably believes that any Licensee Modification may be subject to an infringement claim, Licensee may, at its option, either: (i) substitute substantially functionally equivalent non-infringing software or documentation, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains substantially functionally equivalent; (iii) obtain for PalmSource, at Licensee’s expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Licensee may terminate this Agreement as to the infringing item. THIS SECTION 9.2 STATES PALMSOURCE’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

10. Confidentiality

10.1 Confidential Information. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party (as defined in Section 1.3 (Confidential Information)) shall, at all times, both during the term of this Agreement and thereafter for a period of seven (7) years keep in confidence and trust all of the Disclosing Party’s (as defined in Section 1.3 (Confidential Information)) Confidential Information received by it (except for any source code, which shall be kept in confidence and trust in perpetuity). The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, contractors, and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Receiving Party to comply with this Section 10.1 (Confidential Information); provided, however, that Licensee will not disclose any Elaine Software Source Code or Elaine Software Source Code Documentation of PalmSource to any of its contractors or consultants without PalmSource’s prior written permission, except on a need-to-know basis to individual contractors working at the facilities of Licensee who are subject to written obligations of confidentially at least as protective of PalmSource as the terms and conditions of this Agreement. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

10.2 Exceptions to Confidential Information. The obligations set forth in Section 10.1 (Confidential Information) shall not apply to the extent that Confidential Information includes information which is: (a) now or hereafter, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain; (b) was in the Receiving Party’s possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party before the Separation Date; (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (d) furnished to others by the Disclosing Party without restriction on disclosure; or (e) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental, investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall: (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

10.3 Residual Rights. Notwithstanding any other provision of this Agreement, the Receiving Party shall be free, and the Disclosing Party hereby grants to the Receiving Party, except as otherwise provided in this Section 10.3, the right, to use or exploit for any purpose the Residuals resulting from access to or work with the Confidential Information of the Disclosing Party that (i) was obtained by the Receiving Party prior to the Effective Date, or (ii) was obtained by the Receiving Party after the Effective Date, under this Agreement. However, notwithstanding the foregoing, the Receiving Party shall maintain the confidentiality of the Confidential Information as required by this Agreement. “Residuals” means information retained in the unaided memories of individuals who have had access to Confidential Information. The Receiving Party shall have no obligation to pay royalties for any use of Residuals. However, this Section 10.3 does not grant the Receiving Party any rights under any patents or copyrights of the Disclosing Party.

10.4 Confidentiality of Agreement. Each party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other party’s Confidential Information and that no reference to the terms and conditions of this Agreement can be made in any manner without the prior written consent of the other party; provided, however, that each party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the parties; (iv) as required in connection with a public offering or securities filing; (v) in confidence, to accountants, banks and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; and (vii) in confidence, in connection with a merger, acquisition or proposed merger or acquisition, or the like.

11. Limitation of Liability

11.1 EXCEPT FOR EACH PARTY’S OBLIGATION TO INDEMNIFY FOR CERTAIN THIRD PARTY CLAIMS UNDER SECTION 9 (INDEMNIFICATION) AND ANY

BREACH BY EITHER PARTY OF SECTION 10 (CONFIDENTIALITY), NEITHER PARTY NOR ITS SUPPLIERS SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

11.2 IN NO EVENT SHALL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED TEN MILLION DOLLARS ($10,000,000).

12. Compliance With Law

12.1 Laws Generally. Licensee agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

12.2 Export Regulations. The Elaine Software supplied hereunder is subject to all pertinent import and export laws of the United States, including specifically the U.S. Export Administration Regulations (“EAR”). Licensee agrees that it will be solely responsible for compliance with all such laws. In particular, Licensee agrees that it will not export, re-export, or transfer, directly or indirectly, the Elaine Software or Elaine Software Documentation to any person, firm or country on the Denied Persons List, Entity List, Debarred Parties or Specially Designated Nationals lists or to Afghanistan, Cuba, Iran, Iraq, Libya, North Korea, Federal Republic of Yugoslavia (Serbia only), Sudan, or Syria or any other country or entity designated by the U.S. Government as prohibited by U.S. law, or nationals thereof, and that it is not located in such a country or on such a list. Licensee agrees that it will not transfer, export or re-export, directly or indirectly, the Elaine Software and/or Elaine Software Documentation for use or to users in military or proliferation activities (Nuclear, Missile, Chemical or Biological Weapons) without U.S. Government authorization (by export license or regulation). Licensee agrees that, upon request, it will provide additional end use/end user information or written acceptance of requirements and responsibilities to comply with U.S. export license requirements. Licensee agrees to be bound by any future modifications of the foregoing list of restricted destinations by amendments to the EAR or other U.S. government regulations. These requirements shall survive the expiration or termination of the Agreement.

13. Term and Termination

13.1 Term. This Agreement shall be effective from the Effective Date until three (3) years after the Execution Date. Thereafter, this Agreement may be renewed solely by the mutual written agreement of the parties.

13.2 Termination Due to Bankruptcy, etc. In the event a party: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after mailing.

13.3 Right to Terminate. Either party shall have the right to terminate this Agreement if (a) the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice of such breach given by the non-breaching party and (b) the parties are unable to resolve such breach to their mutual satisfaction through good faith discussions during the subsequent thirty (30) days following such thirty (30) days.

13.4 Effect of Termination.

(a) Upon the termination or expiration of this Agreement: (i) the licenses and other provisions of this Agreement shall be terminated and Licensee shall discontinue the use of the Elaine Software, Elaine Software Documentation, Elaine Software Source Code, and Elaine Software Source Code Documentation; (ii) the Receiving Party shall, within thirty (30) days of receipt of a written request by the Disclosing Party to do so, return to the Disclosing Party or destroy all full or partial copies, in whatever media, of any and all confidential materials in the Receiving Party’s possession which had been furnished to the Receiving Party by the Disclosing Party pursuant to this Agreement, and the Receiving Party shall confirm in writing to the Disclosing Party within thirty (30) days after termination or expiration that all such materials have been returned to the Disclosing Party or destroyed; and (iii) Licensee shall provide PalmSource with a copy of the then-current Elaine Software Source Code, if Licensee has made changes thereto during the term of this Agreement.

(b) Notwithstanding the provisions of subsection (a) above, Licensee will be provided with a wind down period after termination during which (i) PalmSource will continue to provide Licensee with technical support in accordance with Section 5; and (ii) Licensee will continue to have the right to use the Elaine Software, Elaine Software Documentation, Elaine Software Source Code, and Elaine Software Source Code Documentation to provide the Proxy Services. The wind down period will be ninety (90) days in the event of termination for cause by PalmSource and will be one hundred eighty (180) days for other events of termination. PalmSource may require Licensee to provide reasonable assurances of compliance with the terms and conditions of this Agreement during the wind down period as a condition precedent to Licensee’s exercise of its rights under this subsection (b).

13.5 Survival. Neither the termination nor expiration of this Agreement shall relieve either party from its obligations to pay the other any sums accrued hereunder. The parties agree that the definitions and the respective rights, obligations and duties of the parties under Sections 6.2 (Publicity), 7 (Proprietary Rights), 8 (Warranty), 9 (Indemnification) (for claims accruing prior to termination or expiration), 10 (Confidentiality), 11 (Limitation of Liability), 12 (Compliance with Law), 13 (Term and Termination) and 14 (Miscellaneous) shall survive any termination or expiration of this Agreement.

13.6 No Damages For Termination or Expiration. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS FOR TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF ANY TERRITORY OR OTHERWISE. Neither party will be liable to the other party on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income or on account of any expenditures, investments, leases or commitments made by it or for any other reason whatsoever based upon or growing out of such termination or expiration. Each party acknowledges that it has no expectation and has received no assurances that any investment by it in the use of the Elaine Software, Elaine Software Documentation, Elaine Software Source Code or Elaine Software Source Code Documentation will be recovered or recouped or that it will obtain any anticipated amount of profits by virtue of this Agreement.

14. Miscellaneous

14.1 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed fax, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 14.1 (Notices).

If to PalmSource or PalmSource Cayman:	PalmSource, Inc.
1240 Crossman Avenue Sunnyvale, California 94089 Attention: Vice President, Legal Affairs Fax: (408) 400-1590

If to Licensee:	Palm, Inc. 400 N. McCarthy Blvd. Milpitas, California 95035 Attention: Vice President Direct Marketing Fax: (408) 878-2590

With copies to:	Palm, Inc. 400 N. McCarthy Blvd. Milpitas, California 95035 Attention: General Counsel

Fax: (408) 878-2180

Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.

14.2 Amendment; Waiver. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

14.3 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect.

14.4 Governing Law and Language. This Agreement shall be governed by and construed under the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. The English-language version of this Agreement controls when interpreting this Agreement.

14.5 Dispute Resolution. The parties agree that any dispute, controversy or claim relating to the interpretation or performance of this Agreement, or the grounds for termination hereof, shall be resolved in accordance with the dispute resolution procedures set forth in Section 4.7 (Dispute Resolution) of the Master Separation Agreement between the parties of even date herewith.

14.6 Injunctive Relief. Either party’s breach of this Agreement or violation of the other party’s intellectual property rights may cause irreparable injury to such other party for which such other party may not have an adequate remedy at law. Each party shall have the right to seek immediate relief from a court of competent jurisdiction for breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others.

14.7 Force Majeure. Neither party will be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or any other event beyond the reasonable control of the party whose performance is to be excused; provided that (a) the affected party promptly notifies the other of such event, (b) the affected party uses all reasonable efforts to remove or mitigate the force majeure, and (c) if such failure or delay continues for more than ninety (90) days notwithstanding such efforts and has a material adverse impact on the other party which would otherwise constitute a material breach, the other party may terminate this Agreement upon thirty (30) days written notice if the force majeure is not removed or materially mitigated by the end of such period.

14.8 Assignment. PalmSource may assign this Agreement without restriction, whether by operation of law, Change of Control or otherwise, without the prior written consent of Licensee to a purchaser of all or substantially all of the stock or assets of PalmSource, provided that the assignee agrees in writing to be bound by the terms of this Agreement and is able to perform the obligations of PalmSource under this Agreement. Licensee may not assign or transfer any rights or duties under this Agreement or assign or transfer this Agreement, whether by operation of law, Change of Control or otherwise, without the prior written consent of PalmSource, which consent will not be unreasonably withheld, conditioned or delayed. Any attempt to assign this Agreement without the required consent will be void and constitute a material breach of this Agreement; provided, however, that Licensee may assign or transfer this Agreement in its entirety, whether by operation of law, Change of Control or otherwise, without PalmSource’s consent to a purchaser of all or substantially all of the stock or assets of Licensee provided that (i) Licensee provides prior written notice to PalmSource; and (ii) the assignee agrees in writing to be bound by the terms of this Agreement and is able to perform the obligations of Licensee under this Agreement. Upon PalmSource’s receipt of written request from Licensee to assign any of Licensee’s rights or duties under this Agreement or to assign or transfer this Agreement, PalmSource will respond to such request within thirty (30) days after receipt. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns. PalmSource hereby consents to the assignment by Licensee of this Agreement in connection with the sale of the assets relating to the Palm.net Business, provided Licensee pays PalmSource a license fee equal to ten percent (10%) of the Net Proceeds of such sale.

14.9 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

14.10 Allocation of Risk. The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

14.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

14.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

14.13 Entire Agreement. This Agreement, the Master Separation Agreement between Palm, Inc. and PalmSource of even date herewith and the other Ancillary Agreements (as defined in the Master Separation Agreement) and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

14.14 Taxes.

(a) Licensee agrees to pay, indemnify, and hold PalmSource harmless from any sales, use, excise, import or export, foreign withholding taxes, value added or similar tax or duty, and any other tax not based on PalmSource’s net income, and any governmental permit and license fees, customs fees and similar fees, levied upon the delivery of the Elaine Software and/or the provision of the Third Party Proxy Services by Licensee that PalmSource may incur in respect of this Agreement and for which no exemption is available. PalmSource shall promptly give Licensee written notice of any assessment or other notice received from any tax authority of any tax for which Licensee may be obligated to pay under this Section.

(b) If, under the applicable law of the taxing jurisdiction, Licensee is allowed directly to contest such tax in its own name, then Licensee shall be entitled, at its own expense and in its own name, to contest the imposition, validity, applicability or amount of such tax and, to the extent permitted by law, withhold payment during pendency of such contest. If Licensee is not permitted by law to contest such tax in its own name, upon Licensee’s request, PalmSource shall, in good faith and at Licensee’s expense, contest the imposition, validity, applicability or amount of such tax. PalmSource shall in good faith: (i) supply Licensee with such information and documents reasonably requested by Licensee as are necessary or advisable for Licensee to (a) recover or seek a refund of any sales or use tax paid by Licensee as a result of this Agreement, or (b) control or participate in any proceeding to the extent permitted herein; and (ii) reasonably assist Licensee with evidentiary and procedural development of any such proceeding or contest.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

PALMSOURCE, INC. (“PalmSource”)		PALMSOURCE OVERSEAS LIMITED (“PalmSource Cayman”)

By:	/s/ AL WOOD	By:	/s/ DOREEN S. YOCHUM
Name:	Al Wood	Name:	Doreen S. Yochum
Title:	CFO	Title:	Secretary

PALM, INC. (“Licensee”)

By:	/s/ R. TODD BRADLEY
Name:	R. Todd Bradley
Title:	President and CEO

List of Exhibits

A	PalmSource Deliverables

B	Test Criteria

C	Proxy Services

D	Service Level Agreement for Third Party Proxy Services

E	PalmSource Support of the Elaine Software

F	Approved Third Party Contractors

EXHIBIT A

PALMSOURCE DELIVERABLES

[PalmSource Deliverables has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT B

TEST CRITERIA

[Test Criteria has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT C

PROXY SERVICES

[Proxy Services has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT D

SERVICE LEVEL AGREEMENT FOR THIRD PARTY PROXY SERVICES

[Service Level Agreement for Third Party Proxy Services has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT E

PALMSOURCE SUPPORT OF THE ELAINE SOFTWARE

[PalmSource Support of the Elaine Software has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT F

APPROVED THIRD PARTY CONTRACTORS

[Approved Third Party Contractors has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]